Exhibit 23(ii)

CONSENT OF REGISTERED PUBLIC ACCOUNTING FIRM

I hereby consent to the incorporation in the Registration Statement on Form SB-2 or my report dated March 15, 2005 relating to the consolidated financial statements of International American Technologies, Inc. and to the reference to my firm under the caption "Experts" in the Prospectus.

/s/ R. E. Bassie & Co.

R. E. Bassie & Co.

Houston, TX
November 21, 2006